UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  February 16, 2011

_________________________________

AGREE REALTY CORPORATION
(Exact name of registrant as specified in its charter)

__________________________________

Maryland	1-12928	38-3148187
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

31850 Northwestern Highway
Farmington Hills, Michigan 48334
(Address of principal executive offices)

Registrant's telephone number, including area code:  (248) 737-4190

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

❑	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

❑	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

❑	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

❑	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 7.01.  REGULATION FD DISCLOSURE.

On February 16, 2011, Agree Realty Corporation (the “Company”) issued a press release announcing the filing of a bankruptcy petition by one of its tenants, Borders, Inc., and the tenant’s parent and lease guarantor, Borders Group, Inc.  A copy of the press release is furnished as Exhibit 99.1 to this report.

ITEM 8.01.  OTHER EVENTS.

Borders Group, Inc. (NYSE: BGP) and certain of its subsidiaries, including Borders, Inc., filed a bankruptcy petition under Chapter 11. The Company currently has 14 properties leased to Borders, Inc. under triple net leases, including 13 retail properties and the Borders Group, Inc. corporate headquarters in Ann Arbor, Michigan.  The Company records annualized rental revenues of approximately $7.4 million from Borders, Inc., amounting to approximately 20% of the Company’s annualized base rental revenues.  Borders Group, Inc. also filed an anticipated store closing list with the bankruptcy court that included five of the Company’s properties, which five stores generate approximately $2.6 million of the Company’s annualized base rental revenues.  The various leases are with Borders, Inc. and are guaranteed by Borders Group, Inc. (together, “Borders”).

Seven of the properties leased to Borders are unencumbered, while the remaining seven are encumbered by various non-recourse loan agreements.

The seven unencumbered properties have annual base rental revenues amounting to approximately $4.0 million, including approximately $1.0 million of non-cash rental revenues annually attributable to the reduction in the deferred revenue balance.

The locations of the unencumbered properties are as follows:

 Ann Arbor, Michigan (retail store)
 Boynton Beach, Florida
 Columbus, Ohio
 Monroeville, Pennsylvania
 Norman, Oklahoma
 Omaha, Nebraska
 Wichita, Kansas

The seven encumbered properties serve as collateral for seven non-recourse loans, including four mortgages that are cross-defaulted and cross-collateralized.  The balances on the non-recourse loans amount to approximately $18.5 million as of December 31, 2010, including $9.6 million under the cross-collateralized loans. The debt service for these self-amortizing loans amounts to approximately $222,000 on a monthly basis, including $128,000 monthly under the cross-collateralized loans.  The non-cross-collateralized mortgages historically have been paid directly by Borders. The Company expects to be in contact with the loan servicer of the cross-collateralized loans in the near future.

The locations of the seven encumbered properties, which have annual base rental revenues amounting to approximately $3.4 million, are:

 Columbia, Maryland
 Germantown, Maryland
 Oklahoma City, Oklahoma
 Omaha, Nebraska
 Ann Arbor, Michigan (Borders corporate headquarters)
 Indianapolis, Indiana
 Lawrence, Kansas

The locations of the five stores on the Borders store closing list, which have annual base rental revenues of $2.6 million, are:

Columbus, Ohio
Monroeville, Pennsylvania
Wichita, Kansas
Oklahoma City, Oklahoma
Lawrence, Kansas

Two of the 14 properties, Boynton Beach, Florida, and Indianapolis, Indiana, are not currently occupied by Borders, but are occupied by subtenants under sublease agreements between Borders and such subtenants.

Because Borders is a significant tenant, negative information about its performance, financial condition and business prospects (including its bankruptcy filing) may adversely affect the market and price of the Company’s common stock.

The Chapter 11 bankruptcy will allow Borders to assume or reject any of its leases with the Company (including the leases for the five properties on the store closing list recently published by Borders).  The rejection of any of the leases would have a negative effect on the Company’s rental revenues and cash flows.  Borders may also propose rent reductions under any of the leases, which if accepted by the Company would have a negative effect on the Company’s rental revenues and cash flows.  It is also possible that Borders may assume leases for some locations, which would require Borders to abide by the existing lease terms.  Until Borders determines its plan under Chapter 11, the Company cannot determine the impact on its rental revenues and cash flows.

The Company has provided substitute borrowing base properties to replace Borders stores under its $55 million credit facility, and the credit facility banks have acknowledged that the financial condition of Borders and any default under any of the non-recourse loans secured by a property leased to Borders shall not be deemed a default under the credit facility.

The Company considers portions of the information contained in this report to be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, each as amended. These forward-looking statements represent the Company’s expectations, plans and beliefs concerning future events. Although these forward-looking statements are based on good faith beliefs, reasonable assumptions and the Company’s best judgment reflecting current information, certain factors could cause actual results to differ materially from such forward–looking statements. Such factors are detailed from time to time in reports filed or furnished by the Company with the Securities and Exchange Commission, including the Company’s Form 10-K for the year ended December 31, 2009. Except as required by law, the Company assumes no obligation to update these forward–looking statements, even if new information becomes available in the future.

ITEM 9.01.  FINANCIAL STATEMENTS AND EXHIBITS.

(d) Exhibits.

Exhibit No.	Description

99.1	Press release dated February 16, 2011

The information contained in the press release attached as Exhibit 99.1 to this report shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section. Furthermore, the information contained in the press release attached as Exhibit 99.1 to this report shall not be deemed to be incorporated by reference in the filings of the registrant under the Securities Act of 1933.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AGREE REALTY CORPORATION

Dated: February 16, 2011	By:	/s/ Alan D. Maximiuk
Alan D. Maximiuk
Chief Financial Officer and Secretary

EXHIBIT INDEX

Exhibit Number	Description

99.1	Press release dated February 16, 2011